Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated December 22, 2010, relating to the consolidated financial statements and financial statement schedule of Responsys, Inc. (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to the adoption of ASC No. 815-40, Derivative and Hedging—Contracts in Entity’s Own Equity and ASC No. 605-25, Revenue Recognition) appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

December 22, 2010